File No. 2-28274
                                                  File No. 811-01604

                                  SCHEDULE 14A

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant                    [X]

Filed by a Party other than the Registrant [ ]


Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[X] Definitive Additional Materials

[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                              Pioneer Growth Shares
                  (Name of Registrant as Specified in Charter)



    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required


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PIONEER GROWTH SHARES PROXY SOLICITATION: QUESTIONS AND ANSWERS

Q: WHAT DO THE PROPOSALS FOR PIONEER GROWTH SHARES MEAN?
A: Pioneer Growth Shares periodically holds a shareowner meeting to vote on certain issues. The upcoming meeting is scheduled for September 28, 1999. The Fund's Trustees, whose primary function is to protect your interests as a shareowner, recommend that you vote FOR each proposal.

Here is a what a FOR vote means for each of the proposals being considered. PROPOSAL 1:
ELECT NINE TRUSTEES TO THE BOARD. The Trustees supervise the Fund's activities and review contractual arrangements with companies that provide services to the Fund. All of the nominees currently serve as Trustees.

PROPOSAL 2:
APPROVE A NEW MANAGEMENT CONTRACT WITH PIONEER INVESTMENT MANAGEMENT, INC., including a performance-based management fee that aligns Pioneer Investments' interests with those of the shareowner. Depending upon the Fund's investment performance relative to a selected securities index, the fee paid by the Fund may be lower or higher than the proposed basic fee. Any performance adjustment would not be applied until the Fund has generated 12 months of performance with the new fee structure in place. As proposed, the Fund would pay the basic fee for 12 months. The basic fee would be higher than the current management fee.

PROPOSALS 3(A) THROUGH 3(C):
MODERNIZE CERTAIN INVESTMENT RESTRICTIONS TO CONFORM TO CURRENT STANDARDS IN THE MUTUAL FUND INDUSTRY. The Trustees believe the proposed changes are appropriate and necessary to provide future flexibility in the Fund's investment operations. For details on each of the proposed changes, we encourage you to review the Proxy Statement.

PROPOSAL 1
Q: WHO IS BEING NOMINATED FOR TRUSTEE?
A: There are nine nominees. All currently serve as Trustees and their biographical information is included in the Proxy Statement. The Trustees' primary role is to protect your interests as a shareowner.

PROPOSAL 2
Q: WHY IS THE BASIC FEE BEING INCREASED?
A: The current fee paid by your Fund has not changed since the Fund's inception in 1968. Over the past 20 years, it has become significantly more complicated and expensive to manage a mutual fund. The industry has changed dramatically, particularly in terms of research, technology and salary requirements. The increased fee would help maintain and attract investment management, research and other talent. It would also help provide technology and other systems necessary to support the service and performance Fund shareowners currently enjoy, and make it possible to improve future service and investment performance.


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Q: WHY DID THE FUND'S BOARD OF TRUSTEES DECIDE TO APPROVE THE PROPOSAL?
A: The Trustees considered many factors before approving the proposal. This would be the Fund's first-ever increase in management fee. The current management fee has been in place since the Fund was introduced in 1968. The Trustees believe the current fee is out of date and inappropriately low under present conditions. Extensive analysis shows that the Fund's current fee is among the lowest 20% of fees for similar funds. After reviewing management's research, the Trustee's concluded that the fee proposal was fair and reasonable.

The proposed fee would provide resources necessary to manage the Fund. The Trustees concluded that the current fee is not adequate to maintain or improve the level of service and performance shareowners receive. They considered the requirements for excellence in investment management and research, technology and other necessary systems.

Extensive research shows the proposed fee is appropriate, given fees paid by other, similar mutual funds. Extensive research was conducted using data from Lipper, Inc. and Morningstar to analyze the proposed fee in the context of other mutual funds. (As you may know, Lipper and Morningstar compile and analyze a wide range of data on mutual funds.) The proposed fee is below, or the same as, the management fee for more than half of all similar growth funds. The proposed fee would place the Fund's total expenses among the lowest 36% of similar funds.

Q: WHAT EFFECT WILL THE PROPOSED NEW MANAGEMENT CONTRACT HAVE?
A: The fee ultimately paid by the Fund will be higher than that paid under the existing contract, even though it may vary as a result of Fund performance.

The current management fee structure has been in place since the Fund's inception in 1968. The Fund pays the investment adviser, Pioneer Investment Management, Inc. the following fees, regardless of the Fund's performance:

o 0.50% of the Fund's average daily net assets up to $250 million
o 0.48% of the next $50 million ($250 million to $300 million), and
o 0.45% of the amount over $300 million

At June 30, 1999 asset levels ($3.4 billion), the Fund paid an effective management fee of 0.454%.

Proposal 2 calls for the basic fee to increase to the following rates:

o 0.700% of the Fund's average daily net assets up to $500 million
o 0.650% of the next $500 million ($500 million to $1 billion)
o 0.625% of the amount over $1 billion

At June 30 ,1999 asset levels ($3.4 billion), the Fund would pay an effective management fee of 0.642%.

However, the introduction of a performance-based fee structure would link the management fee to the Fund's performance, relative to an objective index (the Russell


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1000 Index). This means the fee ultimately paid by the Fund may be higher or lower than the basic fee.

Q: HOW WOULD THE PROPOSED PERFORMANCE-BASED FEE BE CALCULATED?
A: Simply, the performance-based fee would combine a basic fee with a performance adjustment. The Fund would add to or subtract from the basic fee based on its Class A Shares' performance relative to the Russell 1000 Index, which the Fund's Trustees consider to be a fair benchmark for performance.

The performance adjustment would be based on the Fund's performance over a 36-month period. The comparison between the Index's and Fund's performance will be made at the end of each month. Each percentage point of difference, up to 10 percentage points, would be multiplied by a performance adjustment of 0.01%. This means the maximum adjustment rate to the basic fee is 0.10% (10 x 0.01%), up or down. Therefore, based on June 30, 1999 assets under management, the Fund's management fee could range from 0.542% to 0.742% for up to $3.4 billion in assets. That translates into an increase of between $0.88 and $2.88 per $1000.

For example, if the Fund's 36-month average annual total return was 15.0%, and the Russell 1000 Index's 36-month average annual total return was 25.0%, the management fee would be the basic fee minus the performance-adjustment figure. At June 30 ,1999 asset levels, that would be:

0.642% - [0.01% x (25.0% - 15.0%)] = 0.542%

Conversely, if the Fund's 36-month average annual total return was 25.0%, and Russell 1000 Index's 36-month average annual total return was 15.0%, the management fee would be the basic fee plus the performance-adjustment figure. At June 30, 1999 asset levels, that would be:

0.642% + [0.01% x (25% - 15%)] = 0.742%

Q: THE PROPOSED MANAGEMENT FEE SEEMS HIGH TO ME. IS IT?
A: Comparatively, no. The Fund's proposed fee would still be lower than most management fees currently being charged for similar funds throughout the mutual fund industry.

Naturally, before proposing a change in management fee, Pioneer undertook extensive research into how and how much other mutual funds were paying in management fees. Here's what we found:

o At current asset levels, your Fund's proposed basic management fee would be in the bottom quartile (below 75%) of the fees paid by growth funds.*
o While similar funds pay management fees ranging from 1.50% to 0.32%, 47% of growth funds pay a flat fee of 0.75% or more, regardless of the fund's size (net assets).
o The median management fee paid by growth funds is 0.750%, and your Fund's basic fee of 0.642% is below the median. If your Fund outperformed its index enough to


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  trigger the full upward adjustment, the maximum performance-adjusted fee of 0.742% would still be below the median.

* The Lipper growth universe includes 425 funds with the growth objective. It excludes index funds, master/feeder funds and funds that pay a single, all-inclusive fee for management, transfer agency, custody, accounting, etc., or some combination of these fees bundled with the management fee.

Q: WHEN WOULD THE PROPOSED PERFORMANCE-BASED FEE TAKE EFFECT?
A: The effective date of the proposed contract is expected to be October 1, 1999, and the new fee structure would take effect at that time. However, the Fund will pay only the basic fee for 12 months, with no performance adjustment. The performance adjustment would begin in the 13th month, based on the 12 months of performance generated with the new fee structure in place. Each subsequent month's performance would be added to the performance period until there are 36 months of performance. At that point, the adjustment would be based on a rolling 36-month period.

Q: WHAT IS THE RUSSELL 1000 INDEX? WHY WAS IT CHOSEN AS THE BENCHMARK FOR THE FUND'S PERFORMANCE-BASED FEE?
A: The Russell 1000 is a broad-based index consisting of the 1,000 largest companies in the Russell 3000 Index. The Russell 1000 represents approximately 87% of the total market capitalization of the investable U.S. equity market. This Index was chosen as the benchmark for several reasons. First, it is highly correlated with the past performance of Pioneer Growth Shares. Also, the Index is not skewed to one style of investing but instead contains value-oriented, growth-oriented and blended value and growth-oriented stocks. Lastly, the Russell 1000 is diverse, comprised of a variety of stocks from many different sectors.

PROPOSALS 3a - 3c
Q: WHY ARE THESE CHANGES BEING PROPOSED TO THE FUND'S OPERATIONS STRUCTURE AND INVESTMENT POLICIES?
A: Since the Fund's last shareowner meeting, the mutual fund industry has evolved. The Fund's Trustees believe the proposed changes are appropriate and necessary to update the Fund and modernize it to conform with current standards in the mutual fund industry, along with other Pioneer funds.

GENERAL QUESTIONS

Q: WHO MAKES THE FINAL DECISIONS ABOUT THESE PROPOSALS?
A: You do. The Trustees you have elected - whose primary role, as mentioned, is protecting your interests as a shareowner - have unanimously approved the proposals and encourage you to vote FOR each. However, you must make the final decision, either by attending the meeting in person or by giving your proxy vote.

Q: WHEN AND WHERE WILL THE MEETING TAKE PLACE?
A: The meeting is scheduled for September 28, 1999, in Boston.


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Q: WHAT IF I HAVE QUESTIONS ABOUT MY INVESTMENT?
A: The investment representative through whom you purchased Pioneer Growth Shares can provide you with additional information as needed.

Q: HOW CAN I CAST MY VOTE ON THESE PROPOSALS IF I AM UNABLE TO ATTEND THE
MEETING?
A: Although you can only vote once, there are several ways that you can cast your vote. You can mail the proxy card that came with the package containing information about the proposals. You may also vote by touch-tone telephone or the internet. Simply look up the 14-digit Control Number shown on your proxy card. Then either call 1-800-597-7836 or visit HTTP://PIONEER.PROXYVOTING.COM any time, any day. Identify yourself with your Control Number and cast your vote. Please remember, once you've voted by telephone or internet, DO NOT MAIL your proxy voting card. You may only vote once.

Q: WHAT IF I LOSE THE PROXY CARD WITH MY CONTROL NUMBER?
A: If you lose your proxy card, call 1-800-732-6583. We will send you a new card showing your Control Number.


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PIONEER GROWTH SHARES
--------------------------------------------------------------------------------
LETTER FROM THE CHAIRMAN 6/30/99
--------------------------------------------------------------------------------





Dear Shareowner,

I am pleased to introduce this semiannual report for Pioneer Growth Shares, covering the period ended June 30, 1999. On behalf of your investment team, I thank you for your interest and this opportunity to comment on today's investing environment. I would also like to thank those of you who owned shares on July 19, 1999 for exercising your shareowner rights and voting in this summer's important proxy ballot.

As we mentioned in our last report, the 1990s have not completely remade financial markets, nor is any sector of the stock market ready for the moniker of "sure bet." And so, with six months left in this decade, it was refreshing to see a broadening in the stock market. Smaller company stocks handily outperformed large company stocks in the last quarter of the period. Stocks of real estate investment trusts (REITs) returned to investor['s] radar screen[s] and the value stocks in the Standard & Poor's 500 Index outperformed growth over the last six months.

The change is, I believe, an indication of the inherent "good sense" of the open marketplace. The large "blue chip" stocks that dominated the market place for several years have reached such high price levels that investors are finally looking elsewhere. What they're seeing is a variety of stocks with strong fundamentals, low prices and some real potential. For long-term investors, quality companies at good prices is a simple and reliable philosophy that makes sense regardless of the type of stocks in favor. It's a philosophy that Pioneer has lived by for more than 70 years. As a part of that legacy, let me assure you that your Fund's focus on growth stocks is predicated not on market capitalization or price momentum but on the solid underpinnings of winning business fundamentals. We call our investments in Pioneer Growth Shares "franchise stocks" for our belief in their industry dominance.

I encourage you to read on to learn more about Pioneer Growth Shares. If you have questions, please contact your investment professional, or Pioneer at 1-800-225-6292. You can also reach us for information or service at our website, www.pioneerfunds.com.

Respectfully,



/s/ John F. Cogan, Jr.
John F. Cogan, Jr.
Chairman and President


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